Exhibit 99.2
Big Lots, Inc.
First Quarter 2022 Edited Earnings Call Transcript
May 27, 2022

Presenters
Bruce Thorn, President & CEO
Jonathan Ramsden, EVP, CFO & CAO

Q&A Participants
Spencer Hanus – Wolfe Research
Joe Feldman – Telsey Advisory Group
Peter Keith - Piper Sandler
Kate McShane - Goldman Sachs
Jason Haas - Bank of America
Karen Short - Barclays

Operator
Ladies and gentlemen, good morning, and welcome to the Big Lots first-quarter conference call. Currently, all lines are in a listen-only mode. A question-and-answer session will follow the prepared remarks. If you require operator assistance, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. On the call today are Bruce Thorn, President and Chief Executive Officer; and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before starting today's call, the Company would like to remind you that any forward-looking statements made on the call involve risks and uncertainties that are subject to the Company's safe harbor provisions as stated in the Company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements.

The Company's first-quarter earnings release and related financial information are available at biglots.com/corporate/investors. Also available on the website is a previously released January investor presentation, highlighting the Company's long-term strategy and financial goals.

I will now turn the call over to Bruce Thorn, President and Chief Executive Officer of Big Lots. Mr. Thorn, please go ahead.

Bruce Thorn
Good morning everyone, and thank you for joining us.

As you will recall from our comments in March, our first quarter got off to a solid start, but trends materially slowed in April, and drove the need to be more promotional.

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We believe the slowdown was caused by spending pressure our consumers felt from higher gas prices and broader inflation, which is affecting discretionary purchases across the retail industry. We felt the early brunt of this, due to our lower-income customer being the most immediately affected.

More broadly, it is increasingly clear that the economy is going through a major transition. Over the past two years, consumer spending on discretionary purchases, especially those that enhanced the home, were buoyant. We are now in a new chapter where high inflation is greatly limiting the ability of consumers to make discretionary purchases, especially of high-ticket items. We know that many Americans now are, once again, living paycheck to paycheck.

Our business did very well over the past two years, as we benefited from strong home-related spending, and as Operation North Star transformed many aspects of our business; delivering new omni-channel capabilities, demonstrating agility, and improving how we serve our customer day-in and day-out.

And I want to be very clear that we expect to do very well going forward. In a more challenged economic environment, we have many advantages, including our opportunity to draw trade-down customers, our deep experience in closeout, the tremendous value we offer across a broad merchandise range, and the fact that we serve and support consumers across a wide range of income levels. We believe all of this will stand us in very good stead going forward.

In the meantime, we are in a transition where, alongside others, we have found ourselves over-inventoried against softening underlying trends, and with some of our opening price points too high. We will fix this quickly, but in the short-term, our financial results will be significantly impacted.

Our goal today is to review Q1, lay out expectations for Q2, and speak to what we think is an achievable and acceptable level of performance in the back half and going forward.

Our first quarter results got caught in a number of cross-currents, but do not diminish our belief in our Operation North Star strategy. Thanks to Operation North Star, we are in a much stronger position to manage through this than we were pre-Covid.

In the midst of this difficult period, we can’t miss the forest for the trees. While we need to make near-term corrections, we don’t intend to be side-tracked from the tremendous longer-term value-creation opportunity we see ahead of us. Or, most importantly, from our noble purpose to help her live BIG and save LOTS. We will be right there with her as she works to manage her family budget that is being severely buffeted by inflation.

Turning back to our Q1 results, we missed our sales plan for the quarter by close to $100 million, the vast majority in April.

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Seasonal performed well in Feb and March, up 40% on a three-year comp basis, but historic builds into April did not materialize and comps were much softer. While our indicators pointed to an acceleration in April, we saw the opposite. Furniture, another discretionary high-ticket category, and Soft Home, correlated with Furniture, were also well down to plan. In total, these three divisions drove 90% of our sales miss for the quarter.

Why? It is clear that the lower-income customer has been directly impacted by all-time high gas prices, and is worried about ongoing inflation. Consumer confidence is at a low, while real disposable income is declining, and consumer balance sheets have depleted as stimulus recedes into the rear-view mirror. In this environment, there was a pull-back on discretionary purchases, especially higher ticket items. Poor spring weather didn’t help, and we saw particular softness relative to plan in the Midwest, while the Southeast did better.

And we had bought up big in Seasonal, chasing what we thought was a big opportunity, but quickly found ourselves with too much inventory as trends slowed markedly in April. All of that meant we needed to be more promotional than expected. It is clear we were not alone in all of this, as other retailers saw the same slowdown and sought to move through elevated inventory levels. Across Seasonal, Furniture and Soft Home, we know that we need to clear through excess inventory, strategically adjust our opening prices points and, through closeouts and otherwise, be positioned to offer our customer truly compelling deals they cannot get anywhere else.

Moving into the second quarter, we have continued to be promotional through May, and have seen success in driving much stronger comps, up mid-teens for the month on a 3-year basis, likely also helped by more favorable weather. This improvement shows that our customer is still ready to shop when we can deliver great value to her. Seasonal three-year comps are up around 50% month to date, with one-year comps up high teens, and many of our Seasonal customers are higher income customers who are trading down.

Import freight rates in Q1 were also much higher year over year, and we have continued to incur significant detention and demurrage charges due to supply chain congestion. These effects were incrementally more significant than we expected. Freight and markdowns will continue to put significant pressure on gross margin in Q2 and we expect more erosion for the quarter than in Q1. Importantly, we view this gross margin rate pressure as transitory.

Moving beyond Q2, we expect the environment to remain challenging. But we see significant opportunities ahead while remaining highly focused on managing the business prudently, including:

o First, getting inventory back in a cleaner position by the end of Q2, which will increase our open-to-buy, enabling us to leverage our muscle to go after closeout opportunities.

o Second, getting back to an acceptable gross margin rate in the high 30s by Q4.

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o Third, continuing to accelerate our expense reduction efforts; in addition to the $150 million of SG&A we have taken out over the past three years, we expect to take out an additional $70 million this year. These savings will come from store payroll, supplies and other goods not for resale, and headquarters costs. We have reorganized and redoubled our efforts on cost reduction, with much more to come.

o And fourth, lowering capex, as we prudently slow store growth and pull back on other spend. We are now planning around $175 million for the year, versus our original guidance of up to $230 million. We have completed around 150 Project Refresh stores year-to-date, bringing the cumulative total to over 200, but are putting additional refreshes on hold for now; we are reducing 2022 net store openings from 50+ to 30+, and reducing and deferring other capex.

More specifically on gross margin, our key priorities include:

o A strong focus on lower opening price points to drive traffic.

o Having more open to buy to chase closeout, where we expect there to be significant opportunities, which we are already starting to see.

o Minimizing detention and demurrage charges as our new FDCs and lower receipts reduce the pressure on our supply chain. On a trailing twelve-month basis we have incurred around $50 million of detention and demurrage charges, and we will drive that back to much lower levels starting in Q3.

o Being more targeted and efficient with pricing and promotions. Our early work in food and consumables indicates a $20 million annualized gross margin opportunity, that we are already actioning.

o We are optimistic that the results of our efforts on shrink will become more evident as the year progresses.

o Improving our supply chain visibility, where we are in the midst of rolling out a new tool that will enhance inventory flow to both support sales and drive down costs.

In addition, we are starting to see import container rates turn. This effect will take some time to come through in our numbers, but we believe it can be very substantial over time. In Q1 alone, we incurred over $60 million of additional import charges versus 2019.

We are committed to ending Q2 with cleaner inventories, as we drive higher sell-throughs and reduce receipts. Once again, we are excited about our ability to go after closeout later in the year when we will have more open to buy opportunities. We expect total inventory at cost at

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the end of Q2 to be up around 30% to 2019, which will represent a substantial narrowing of the sales to inventory spread from where we ended Q1.

The net effect of all of the above will be that we will again lose money in Q2, driven by gross margin rate erosion. We are not providing full year guidance at this point but, again, our primary focus is to get our gross margin rate, expenses, and inventory in line to deliver a sustainable operating margin during these inflationary conditions. We are confident we can do that by Q4, and end the year in a very different place than today.

Overall, as I stated a moment ago, we continue to believe the goals of Operation North Star are achievable and can deliver tremendous value. During the quarter, there were many proof points of the progress we are making.

o Our ecomm business remains a standout, with record sales of around 7% of total business and a growing impact on our business. Same day delivery grew 20%, as we continued to serve our customer when, where and how she wants to shop us.

o Despite tough traffic versus the stimulus-fueled quarter a year ago, we added 1.2 million new Rewards members, holding total Rewards members at around 22 million.

o And our customers are loving the shopping experience we provide, with an all-time high Net Promoter Score of 85% in Q1.

o Our easy leasing program and the Big Lots credit card picked up momentum during the quarter, and we are glad to have these options available to our customers as the economic environment becomes more challenging.

o Broyhill and Real Living both continue to do well, and we believe our private label offering will be critical in helping us go after trade-down opportunities in the quarters ahead. Across all divisions, private label represented close to 30% of our business, up notably from the mid-twenties last year.

o Our new furniture sales model is continuing to do very well and delivering strong double-digit lifts in the stores where we have fully rolled it out.

o And, thanks to the amazing success we have seen with Broyhill over the past two years, we were recently recognized by Furniture Today as “leader of the pack” in the furniture business.

o And last but not least, our new stores continue to perform well, with both 2021 and 2022 openings on average running ahead of plan despite the Q1 slowdown.

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That said, we are prudently scaling back on store growth this year, as well as other initiatives, while we weather current conditions. Having said that, let me be clear that we continue to believe in our long-term store growth opportunity, and we will be well positioned to pick up the pace of openings again when the time is right.

Overall, 2022 will be another challenging chapter to add to the ups and downs of the last two years. But we are highly focused on navigating near-term headwinds, and confident in our ability to see much stronger results later in the year, and to deliver on Operation North Star over time. As ever, I know we can count on our fantastic team of 35,000 associates to do that, and I thank them for all their tremendous efforts. We will GROW through this as we GO through this, and emerge stronger. And we will not lose sight of our noble purposes to help our customer live BIG and save LOTS.

Now over to Jonathan, and I will return in a few moments to make some closing comments before taking your questions.

Jonathan Ramsden
Thanks Bruce, and I would like to add my thanks to the incredible team we have here at Big Lots.

I am going to start by going into more detail on our Q1 results, and then address our outlook for Q2 and beyond.

A summary of our financial results for the first quarter can be found on page 8 of our Quarterly Results presentation.

Q1 net sales were $1.375 billion, a 15.4% decrease compared to $1.626 billion a year ago. The decline vs 2021 was driven by a comparable sales decrease of 17.0%, below our original guidance of a low double-digit decrease. As Bruce mentioned, the miss was driven by Seasonal, Furniture, and Soft Home. Our three-year comps were 1.9%, with April, the biggest month of the quarter, coming in flat.

Our first quarter net loss was $11.1 million, compared to $94.6 million of net income in Q1 of 2021. The loss per share for the quarter was $0.39, versus diluted EPS of $2.62 last year. Sales were the biggest driver of the year over year reduction in EPS, with gross margin rate also being a major driver.

The gross margin rate for first quarter was 36.7%, down approximately 350 basis points from last year’s rate, significantly underperforming our guidance. This included significant impacts from both freight and higher markdowns.

Turning to SG&A, total expenses for the quarter, including depreciation, were $518 million, down from $531 million last year, with the reduction driven by bonus accruals and equity

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compensation, offset by increases in distribution and transportation. Outbound transportation costs came in higher than plan by $6 million, driven by higher fuel and trucking costs, and we expect these headwinds to continue through Q2 and into the back half of the year.

Operating margin for the quarter was negative 1.0%, compared to a profit of 7.5% in 2021. Interest expense for the quarter was $2.8 million, slightly up from $2.6 million in the first quarter last year.

The income tax rate in the first quarter was 27.3% compared to last year’s rate of 21.8%, with the rate change primarily driven by discrete items related to the settlement of equity awards and the impact of audit settlements, offset by employment-related tax credits.

Total ending inventory at cost was up 48.5% to last year at $1.339 billion, with units up modestly while average cost accounted for most of the increase, driven both by inflationary increases and mix effects. This was above our beginning of quarter guidance due to the sales miss, and some earlier than expected receipts. However, a substantial part of the increase was planned as we continued to improve our in-stock positions and also deal with inflationary impacts on inventory.

During the first quarter, we opened 7 new stores and closed 4 stores. We ended Q1 with 1,434 stores and total selling square footage of 32.8 million.

Capital expenditures for the quarter were $44 million, compared to $32 million last year. Depreciation expense in the first quarter was $37.4 million, up $3.4 million to the same period last year.

We ended the first quarter with $62 million of Cash and Cash Equivalents, and $271 million of long-term debt. At the end of Q1 2021, we had $613 million of Cash and Cash Equivalents, and $32 million of long-term debt. The year over year change reflects share repurchases executed during fiscal 2021 and the rebuilding of inventories. We did not execute any share repurchases during Q1, but have $159 million remaining available under our December 2021 authorization. At the end of Q1, we had over $300 million of remaining availability under our revolver, and we expect to generate around $100 million of Free Cash Flow during Q2.

We announced today that our Board of Directors declared a quarterly cash dividend for the first quarter of fiscal 2022, of $0.30 per common share. This dividend is payable on June 24, 2022 to shareholders of record as of the close of business on June 10, 2022.

Turning to the second quarter, we expect three-year comps to be well above Q1 and in the positive mid to high single digits, equating to a mid to high -single-digit negative comp versus 2021. Net new stores will add about 150 bps of growth versus 2021.

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Our current expectation is that promotional activity will drive our Q2 gross margin rate into the low thirties. We expect SG&A dollars to be slightly up to 2021. Overall, this will result in another significant operating loss for the quarter. We expect a share count of approximately 28.6 million for Q2.

We believe we will be positioned to deliver much better results later in the year when our corrective actions have taken effect. We expect sequential improvement in gross margin rate in each of Q3 and Q4, ending the year with a Q4 margin that is approximately inline with the prior year quarter, as promotional intensity moderates and we begin to see benefit from our other gross margin rate actions.

It is important to note that, on a full year basis, higher in-bound freight costs, including detention and demurrage charges, are approaching 400 bps of gross margin rate erosion versus 2019. In addition, outbound transportation expense is driving around 100 bps of operating expense deleverage versus 2019. While it will take some time to see all of this turn, we continue to believe that normalization of supply chain costs will be a significant margin tailwind over time. In the near term, as Bruce referenced, we are planning to significantly reduce detention and demurrage costs, which have run at around $50 million on a trailing-twelve-month basis.

On a full year basis, we now expect SG&A to be down around $100 million to our original plan, driven by expense flex on lower sales, lower bonus accruals, and $70 million of additional cost reductions, partially offset by higher distribution and outbound transportation expense, including the impact of higher fuel rates.

We expect total inventory at cost to end Q2 up in the low-twenties versus 2021, and around 30% vs. 2019, representing a significant reduction from Q1 ending inventory levels.

We now expect 2022 capital expenditures to be around $175 million. On a net basis, we expect total store count to grow by about 30+ stores in 2022, versus our prior guidance of 50+, as we have intentionally reduced the number of 2022 openings. We expect full year depreciation of around $153 million, including approximately $38 million in Q2.

To reiterate Bruce’s prepared comments, we are navigating through a challenging transition, but remain confident in our long-term runway for growth, and expect to deliver outstanding shareholder value as Operation North Star continues to fulfill its potential. I will now turn the call back over to Bruce.

Bruce Thorn
Thank you Jonathan. I want to end our prepared remarks by re-affirming our confidence in our long-term model. We are going through a period of dislocation as consumers and retailers adjust to a new environment. And we are taking aggressive actions now to adjust to the new

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environment, ensure our value proposition is compelling, and position ourselves for much better results later in the year, and for years to come.

As you have heard us say many times, value never goes out of style and, while things may look tough now, I am excited about our promising future.

I’ll now turn the call back over to the Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. We'll now be conducting your question-and-answer session. If you'd like to be placed in the question queue, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you'd like to remove your question for the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing *1. One moment, please, while we poll for questions.

Our first question today is coming from Wolfe Research. Your line is now live.

Spencer Hanus
Good morning, this is Spencer Hanus on for Greg. Maybe if we could start on inventory. How confident are you getting back to normal by the end of 2Q? And then how has this impacted planning for the holiday and how aggressive the buyers are going to be this year?

Jonathan Ramsden
Yeah. Hey, Spencer, good morning. I'll kick off on that and then, you know, maybe Bruce will add a couple of comments. We are aggressively focused on getting to the inventory level we want to be at the end of Q2. You know, the year-over-year increases we guided to should cut in half, roughly, versus where we were at the end of Q1. So, obviously, there is a sales assumption baked into that, and there's a markdown assumption baked into that. But we absolutely are committed to getting there.

There will be a little bit more cleanup still to come through in Q3 which is, you know, one of the reasons why Q3 will still have some margin rate impact for that. But we want to open up that open-to-buy so we can go after the great deals we think are going to be out there. So we're confident we can hit those numbers.

Bruce Thorn
Yeah, I'll just add to it. Our merchant team is doing a great job reacting to the environment right now. Full throttle on moving through the rich inventory that we've got. And at the same time, looking at our open-to-buy and getting more productive inventory going forward. We're really focusing on closeouts. The opportunity for closeouts is getting bigger and bigger. As we

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look at it, obviously, we see a good opportunity for us to get better at that, and we're seeing that right now.

We're also smoothing the flow of our inventory to the back half, which is going to help us deal with -- deal with the supply chain and get good margin from that product. So we see our ability to sell through and get better inventory, better opening price points, get the closeouts in place, get new items at better price, and have that value that's good for the customer and also good for our margin in the back half of the year.

Spencer Hanus
Got it, that's helpful. And then do you view the improvement in three-year comp in May is a sign of the underlying trends starting to turn, or is that really just a step -- a function of the step-up in discounting and weather breaking that's helping to drive the seasonal comp?

Jonathan Ramsden
Yeah, Spencer. So it's hard to parse it out, given the level of promotional activity we've been going through. But we think there's probably a little bit of a pickup. Weather's probably helped, but it's hard for us to be precise about that.

Spencer Hanus
Got it. That's fair. And then understanding you're pulling back on the Capex and store growth given the current trends, what would you guys need to see to start deploying that capital again for those expansions, and is that more of a 2023 story at this point?

Jonathan Ramsden
Yeah. I mean, the lead time, Spencer, for opening new stores is fairly long, so the plans for '22 were already, you know, pretty well baked. So we've pushed some openings out from '22 into '23. We still have significant latitude with regard to '23, and over the next few months we'll have to take a view on how many stores we want to open on a net basis in 2023. I think we'll just be looking to see some stabilization in the business and, obviously, some improvement from the trends we've seen recently, and then that would give us the confidence to reaccelerate those plans.

Bruce Thorn
Just add to that, we do like what we're seeing with our new stores, to mention it just a little bit. We also know that one of the top reasons why customers leave us is they moved away from our store. So being relevant, being in the location where she is, is important to us. Our new store fleet -- '20, class of 2021, class of '22 stores -- are beating our expectations. They've got great conversion rate and basket, so we're pleased with how they're performing. And so this is something that as we see things improving, we'll get right back to it.

Spencer Hanus
Got it, thank you.

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Operator
Thank you. Our next question today is coming from the line of Joe Feldman from Telsey Advisory Group. Please go ahead, Joe.

Joe Feldman
Hey, good morning, guys. I wanted to ask about the opening price point. So what actions are you guys taking, I guess, to get to that opening price point, you know, beyond just markdowns, I guess? But is that something that you need new product to come in, in order to get those price points lower? And how far off the mark do you think you are with some of those opening price points right now?

Bruce Thorn
Hey, Joe. This is Bruce. Yeah, good question. I think that over the last year or so with the high cost of inflation, freight rates, all that, it's pushed our AURs up. The mix has gone up a bit, too. And we've got to just get back to the basics and getting those opening price points in a good place. Right now, we've lowered price points and we've taken a margin squeeze, as you can see. But as we go forward, our plan is to remove that rich inventory or get some of that rich inventory down so that we can open up our open-to-buy. Specifically, closeouts are a great opportunity to do that.

And we're seeing good, good closeouts pop up all over the place, across all home categories, less food, but we're seeing it in consumables as well. Recent examples, bedding, soft home, tabletop, et cetera, we're seeing nice opportunities to get 50 plus points on margin rate at very good opening price points. Apparel and shoes and those types of products, 60 plus points on those. So we feel like as we clean up our open-to-buy and move through our inventory that closeouts are going to play a big role in that.

Our in-and-out business is another place where we can bring in new products, new vendors. And we're also reengineering product as we speak with our ecosystem of vendors. They're helping, too, because they see what's going on, and that's going to allow us to have good price points and better margin as we go through the back half of the year. So a lot of work going on right now. Couldn't be prouder of the merch team and what they're doing to sell through the current inventory and replace it with more productive inventory for our customers and for our investors.

Joe Feldman
Thank you. And I guess my other question, with regard to the gross margin as you guys look out to the second half, and I know you're talking about getting back to -- or pretty close to last-year levels by the end of the year. I guess what gives you confidence that you will get there? Like are you seeing something, I don't know, in terms of freight costs or anything that you can kind of share a little more color on why you think you can get back to that level?

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Jonathan Ramsden
Yeah, Joe, I'll be happy to take a first pass at that, and then Bruce may want to comment. So there are a number of levers we think that are going to help us get there in the back half of the year. You know, freight, not necessarily a big improvement year-over-year at all, but we do think the detention and demurrage will come down significantly in the back half of the year. One of the upsides of what we're doing in Q2 to get our inventories clean is we're going to, finally after two years, get our DCs clean from an inventory standpoint, so the yards will be empty. We'll be able to process stuff as it comes in, rather than having these backlogs which we've seen drive really significant costs in the supply chain. So that's one piece of it.

You know, shrink, we remain optimistic that we're going to see a benefit. Even if we didn't get a substantive benefit, there's an accounting benefit in Q4 because of what we booked in Q4 of 2021, which was essentially a full year's worth of incremental shrink. But we do think we're going to see a benefit from that. We think, you know, the margin -- the closeouts that we're going to be bringing in can be margin accretive. The work we're doing around pricing and promo, we're starting to see benefit from that, and we think that will accelerate over the balance of the year.

And then last, we do anticipate that it will be a less promotional environment as we get to the third and fourth quarter. I think many other retailers came into Q1 with pretty high inventory to sales spreads. And as things slowed a little bit, there's been some pretty aggressive promotional activity out there for people to get their inventories back in line. Our expectation would be that we'll be in a more normalized environment by Q4.

And finally, you know, Q4 of 2021, we were fairly promotional then, so we're lapping a quarter where we did have a higher level of promotion in the prior year. So all those things give us confidence that we can get back close to in-line year-over-year in the fourth quarter. We won't get there in Q3, but we do think we can get there in Q4.

Bruce Thorn
And then I would just add, you know, once again we've got a commitment to rebalance our in-and-out assortment, our closeout assortment, and never-out assortment. We think we can lean harder, much harder in the closeout with margin-rich product, in-and-out as well. And we're also reengineering, as I've said, a lot of our product as we speak with our vendors to get to high-quality products, especially in the home businesses, and that will produce greater gross margin.

There's also a trade-down factor. Keep in mind that our seasonal business, our typical customer in the seasonal business, what we're seeing is considerably a higher income customer. I think as inflation persists, you know, if you look at Morning Consult analysis, it's showing that trade-down is promising. That's already starting to pick up in April. And I think we're well-positioned with our Broyhill line, our Real Living line, both of them still doing well. In fact, Real Living has

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grown significantly and his outpacing Broyhill, and that's a very good value model for our customers. All of that is -- I think is positivity in the future of what we think we can do.

Joe Feldman
Got it, that's great. Thanks, guys, for the color, and good luck with this quarter.

Bruce Thorn
Appreciate it.

Jonathan Ramsden
Thanks, Joe.

Operator
Thank you. The next question today is coming from Peter Keith from Piper Sandler. Your line is now live.

Peter Keith
Hey, thanks. Good morning, everyone. So certainly, the closeout opportunity sounds interesting. And Bruce, you teased out a couple of the margin dynamics by category. What are you seeing right now? You've been trying to ramp up closeouts for the last year, or maybe year plus. Are you seeing consumers attracted to closeouts, or is that an area of outperformance in the stores today?

Bruce Thorn
Yeah, I think over the last couple of years, it's been sell everything, even the paint off the walls, during a pandemic and chasing supply. And closeouts got tight in that environment. But as things slowed down, we're seeing more and more opportunity to get back into the core of that. I think with food, that's always going to be tight. The CPG companies have tightened up their SKUs. We don't expect to see a ton of food closeouts grow, but consumables and the home categories which are margin rich, and even into apparel, it's opening up quite nicely. And we've got muscle there.

And quite frankly, I think we could have done a better job in the future -- in the past going after that, and our team is fully committed on that today. So it's just a really good opportunity to buy up a lot of canceled orders out there, especially in the home categories that are margin rich, and some of the apparel-shoe areas. And we're working really hard on Q2, biting the bullet, getting our inventory in good shape and our open-to-buy checkbook ready for that. And I think that's something that, you know, when you think about Big Lots, we're about value creation. We're value creators. And it's something that's close to our DNA. It's our purpose. We help her live big and save lots, and we're getting back to it and rebalancing that closeout level. So there's a strong commitment from the team to get after that, to improve that value proposition for our customers, and the margin points for us.

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Peter Keith
Okay, very helpful. And I know you're not providing EPS or sales guidance, but I guess it does sound like you have some plans on SG&A reduction, reining in Capex. So kind of what's assumed in the plan in terms of the economic outlook? Do you feel like the backdrop right now is going to continue, or perhaps are you planning that it might actually get a little bit worse?

Jonathan Ramsden
Yeah. So, Peter, we're assuming that it's likely that the economic environment is going to remain pretty tough for a while, particularly for the lower-income customer, but probably over time more so for people higher up the income ladder as well. And, you know, we think that's obviously a challenge for us, but also an opportunity. We have the opportunity to go after trade-down business, which we're starting to see a bit of, but we think there's a lot more of that to come. And it's also why we want to go back to making sure we have really compelling opening price points so we're supporting our core consumer. And, you know, they are obviously struggling right now with high gas prices, inflation. It won't last forever, but while it lasts, we want to make sure we're there supporting them. And adjusting our prices is part of that, particularly making sure we have inventory flowing in at really compelling opening price points. And we think we can benefit from trade-down as well.

Bruce Thorn
Yeah, just adding a little bit. There's no doubt the consumer's feeling the increase in inflation, and she's concerned about the future. I think the last time the U.S. saw something like this where inflation soared and sentiment decreased so much was maybe about 40 years ago. So it's somewhat new for all of us, in feeling it like that. But she's shopping the basic needs right now, and she's also shopping things that she'll need to go back to work, and events, and that's where she's spending her money.

You know, our customer base, while we serve all household incomes, we do penetrate to the lower-income customer. Our customer is about, you know, for customers making $100,000 or less, we penetrate about 80% there. In American populations, is in the 60s. So we do penetrate to a lower-income customer. That's why it's so important to us to not abandon her during these tough times.

It's important for us to get the opening price points back, that traffic back, and then trade up as she shops through the store. It's important for us to go after the closeout, the new product that's a good value for her and great margin for us, and that's just our job. That's what we do and we're going to get after it. We see this as a transitory pinch right now, and we'll come out stronger. We'll grow through this as we go through this. And history has proven, we do quite well in times of difficult inflation, and it's just us getting back to the basics.

Peter Keith
Okay, thank you very much. Good luck.

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Bruce Thorn
Yeah.

Jonathan Ramsden
Thanks, Peter.

Operator
Thank you. Next question today is coming from Kate McShane from Goldman Sachs. Your line is now live.

Kate McShane
Hi, thanks for taking our questions. We actually have two questions. I know shrink was actually something you flagged in the last quarterly call as a pretty big issue for you. I just wondered if you were seeing any improvements in that after implementing some of the processes that you talked about last quarter.

Jonathan Ramsden
Yeah. Hey, good morning, Kate. I'll be happy to take that one. Yeah, so we start our annual physical inventory cycle in January, and it runs through the middle of the year. So when we began the cycle in January of this year, the rate was significantly higher than the prior year and the rate we'd been accruing at. And that caused us to take a significant shrink hit in Q4, which essentially was both related to Q4 but also a catch-up related to the prior quarters when that shrink had been manifesting itself.

So we have a whole range of actions we're taking. They include apparel tagging, which we had started to roll out in 2021, but because we had limitations on supply, we weren't able to fully tag apparel. That's now fully rolled out. We have these wheel-locking shopping carts in many of our higher shrink stores. We're doing a whole retraining on shrink with our store associates. We've also fixed the point-of-sale issue we had with warranty, which we talked about on the last call, going forward, so that will eliminate that issue. And other actions beyond that.

So we're doing all those things. We're very optimistic that they're going to provide a benefit going forward. Until we start, you know, to do our physical inventories later this year, we won't have a really solid hold on that, but we are going to try to find a way to get more visibility to that as we go through Q3 in particular, so it doesn't sort of all come at the end of the year. But we feel optimistic about that.

And again, even if we didn't improve at all, there would be an accounting benefit in Q4 because year-over-year, we'd be lapping a big hit we took in Q4 of 2021. And it's a bit of a headwind in each of Q1 and Q2 and Q3 for the same reason, but we feel optimistic about it. Store bonuses are now -- have components linked to improving our performance on shrink, which wasn't the case in the past. So everybody's motivated and focused, and we think we can definitely bring the rate down.

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Kate McShane
Okay, thank you. And this may have been addressed slightly already, but I just wondered in tougher macroeconomic times, do you look to lean into more consumables and a little bit away from discretionary historically, or is that something that you would consider, given maybe what you've been seeing in the last month or so?

Bruce Thorn
Good question, Kate. You know, in tough times food and consumables do matter. That's what she's buying right now, and we've got a real -- a very good value assortment for her. And even in the first quarter, our food and consumable business held up very nicely. Having said that, you know, we make great sales and margin on the home categories, and so it's an “and”, not an “or”, for us. We will continue to do well in food and consumables during these tough times. And also, give her that desk she needs for her child at a great value, that recliner, a new recliner, all those things. She's still buying those at the right price points. We've proven that in late April when we became promotional. We've proven that now in May that she'll buy at that point if she wants that. Pre-pandemic, we were doing well in those categories, despite the marketplace just growing at maybe, you know, 4%, we were growing double digit.

We were a good market share gainer in those times, and we expect to continue to do that. We've just got to get back to our basics on opening price point, value, get the right items in. And I'm very confident in our merchandising team's ability to do that. And so it's an “and”, not an “or”. We've got a good assortment across multiple categories, and we're going to bring her value.

Kate McShane
Thank you.

Bruce Thorn
You got it.

Operator
Thank you. Our next question today is coming from Jason Haas from Bank of America. Your line is now live.

Jason Haas
Hey, good morning, and thanks for taking my questions. The first is on inventory. I think you gave the number for Q2, but I'm curious -- I apologize that I missed it -- what you're expecting for inventory to look like by the end of the year. I think you typically build inventory through the year. I know that this year, you're running a little bit elevated, but I'm curious if that's still the case, that we should see it build through the year, And if so, how do you plan to fund that?

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Jonathan Ramsden
Yeah. Hey, Jason, good morning. So, just as a reminder, we saw the end of Q1 inventory year-over-year was up 48.5%. We expect that to roughly cut in half in Q2. We expect it to be in the single digits by Q3, and then probably sort of flat to slightly down in Q4, is how we're seeing it.

Jason Haas
Okay, great. Thank you, that's helpful. And then a follow-up question. I'm just curious if you could talk about the profitability variance among the stores and how they're performing. I'm curious if you have a certain percentage of your stores that maybe aren't profitable relative to the rest of the chain.

Jonathan Ramsden
Hey, Jason. So we obviously look at that on a regular basis. We have a relatively small number of stores that are unprofitable. You know, there's a pretty broad range of profitability; varies a little bit with geography and some other factors. But the actual number of stores that's lossmaking is pretty small.

Jason Haas
Got it, that's helpful. And if I could squeeze one last one in. I think in the prepared remarks, I think Bruce had mentioned that you've seen customers increasingly use the Big Lots credit card and Easy Leasing. I'm curious what's driven that, and any other color you could provide around that.

Bruce Thorn
Yeah, it's, I think, just the tough inflationary times. Those are great tools for us to help her, you know, fill her needs. And so during the pandemic with stimulus checks, we saw a decrease in the Easy Leasing program. I think we were penetrating prior to the pandemic maybe about 20% usage of that benefit, you know, on furniture sales. And it declined substantially during the pandemic and issuance of stimulus checks. That's starting to increase now, for obvious reasons.

If you just think about what the consumer's been through and the inflationary hikes across not just at the gas pumps but everywhere at this point, she needs vehicles to help her purchase things -- purchase her needs at this point. So we expected that to go up, and we're well positioned with Easy Leasing. And our Big Lots credit card has done a really nice job. We've made it simple for her to use, and so we're seeing a lot of traction on that, too. And I think that's going to continue to grow as inflation stays high and sentiment is low, and she's trying to preserve her cash.

Jason Haas
Got it, thank you.

Bruce Thorn
You got it.

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Operator
Thank you. Our next question is coming from Karen Short from Barclays. Your line is now live.

Karen Short
Hi, thanks very much. So I wanted to talk a little bit in terms of inventory, because you are obviously choosing to lean into inventory in closeout in discretionary categories. So, I mean, I guess why do you think that this is transitory, in terms of where the consumer’s at? And kind of triangulate that with the fact that you are leaning into more closeouts in discretionary categories. And then I have another bigger picture question.

Jonathan Ramsden
Yeah, I'll kickoff Karen. So overall, what we're clearly saying is that we were over-inventoried in some of the discretionary categories in Q1. You know, I think like others, we bought up to a trend that deteriorated over the course of Q1, particularly in April. And we're not alone in seeing that, so we're working very hard right now to get our inventories down, in seasonal high-ticket items, and some degree in furniture. And some of that is just because we need to get our inventory levels down, but part of it is also we want to open it up to bring in great value closeout in those categories. So that's how we're seeing it.

Bruce Thorn
Yeah, and I would just add that, you know, we call it discretionary, but if your recliner breaks or is too old, you're going to replace it. If your daughter needs a desk, you're going to buy it. So it's discretionary to a point. I think the proof points are just what we're seeing in May right now. As we get to the right price points for her. You know, we're seeing mid double-digit comps, three-year comps across all categories. But if you just look at seasonal alone, 50% plus three-year comp when we get the pricing right for her.

So that just puts it back to us on, well, how do you do it and get good gross margin? Well, it's through better products at the right price points and good margin to us. So it's closeout business, it's working with our vendors to reengineer things to get that gross margin up but the price points right. And the demand’s there. She's buying it up now. So that's why we'd lean into it. So it's just about getting our mix to a better place, good opening price points, and growing those businesses. Discretionary to the point she's going to replace things as they break or just get too old.

Karen Short
Okay. And then my second question is, you know, obviously your model clearly demonstrated the benefits of leverage during the pandemic. But now your model is clearly demonstrating the risks of deleverage on the P&L. So I guess I'm still not sure how we can get comfortable that you can stabilize the business for the next several quarters from a margin perspective overall, because you'll likely end the year at flat to slightly negative margins, operating margins for the year. But in that context, more importantly, you know you reiterated your 6 % to 8% kind of solo algorithm. So maybe some color on how you could possibly see that path playing out.

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Jonathan Ramsden
Yeah. So I think, Karen, one of the key points along the way will be Q4, where we think we can get back to a much better gross margin rate after dealing with some of the challenges we're facing in Q2 and Q3. I think it's also relevant, as we called out in the script, that between inbound and outbound transportation and freight costs, we've got about 500 basis points of margin rate loss relative to 2019. We're certainly not expecting all of that is going to come back over time, but we do think some of it will come back, and we're starting to see freight rates turn.

We talked about the detention and demurrage, which we think we'll be able to get, you know, under our control from 50 million or so run rate down to a pretty low figure pretty quickly. And then we've got all the other levers that we talked about, which we think can help to get gross margin rate up over time. So that's how we're thinking about it, and we think by Q4, we'll be in a more normalized environment.

And then at the same time, we're going to continue to go after SG&A reduction. We talked about taking out another 70 million this year, and the fact that we, you know, we're far from done on that. So we'll continue to take that out. So certainly part of the path for us has to be getting gross margin rate back up closer to historical levels, from where it's running, you know, in Q1 and Q2 and in some degree in Q3, which we're confident we can do.

Bruce Thorn
And I'll just add to it, Karen. I mean, if you look at where we're at here, a lot of this is systemic. It's the macro impact that we're all dealing with. That's going to work its way out. I think over time, it's going to get a lot better. But we can't count on that, so it's really about our execution. I think there's some things we could've done better over the course of last year. It's hard to anticipate these things. But we've laid out an execution plan that goes all the way through, you know, what we're going to do about product, how we're going to improve our gross margin, what we're doing about operating expenses, all the things Jonathan laid out and what we've laid down in the investor presentation. But all those things are a roadmap on how we're going to control, or we can control, as the conditions around us improve.

Karen Short
Okay, thank you. That was helpful.

Operator
Thank you. Ladies and gentlemen, that does conclude today's teleconference and webcast. A replay of this call will be available to you by noon today Eastern time this afternoon, May 27th. The replay will end at 11:59 p.m. Eastern time on Friday, June 10. You can access the replay by dialing toll-free 877-600-6853 and enter replay confirmation 13729931, followed by the #. The toll number is 1-201-612-7415, replay confirmation 13729931, followed by the #. You may now disconnect, and have a great day. We thank you for your participation.

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